Exhibit 99.1

FOR IMMEDIATE RELEASE

Friedman Industries, Incorporated Announces Second Quarter Results

September 30, 2026 Quarter Highlights:

●	Record net earnings of $15.6 million; EBITDA of $23.0 million
●	Record sales of $286.8 million, up 88% year-over-year
●	Record quarterly sales volume, up 7% sequentially and 23% year-over-year

Six Months Ended September 30, 2026 Highlights:

●	Record net earnings of $28.4 million; EBITDA of $42.3 million
●	Record sales of $526.8 million, up 83% year-over-year
●	Record sales volume, up 25% year-over-year

LONGVIEW, Texas, November 5, 2026 (GLOBE NEWSWIRE) -- Friedman Industries, Incorporated (NASDAQ/GS: FRD) announced today its results of operations for the quarter ended September 30, 2026.

“The second quarter was the strongest in Friedman’s history, with records across: sales volume, revenue and net earnings,” said Michael J. Taylor, President and Chief Executive Officer. “Net earnings increased to $15.6 million on sales of $286.8 million, reflecting strong execution and continued growth across our operations. Sales volume at our legacy flat-roll facilities increased 15% over the prior-year quarter, an achievement that is particularly significant in a constrained supply environment and reflects growth that has outpaced our industry peers. We are also particularly encouraged by the progress in our tubular segment, where ongoing process and capital improvements have strengthened production capabilities and supported expanded sales, resulting in an 82% increase in sales volume compared to the prior-year quarter. The contribution from Century Metals provided an additional benefit to our results, with a full quarter of operations compared to one month after acquisition closing in the prior-year quarter.”

Taylor continued, “Our team successfully maintained the inventory needed to meet customer demand in a very constrained supply environment, allowing us to capitalize on higher metal prices through significantly stronger physical margins. Our approach to managing metal price risk supports our ability to maintain the inventory our customers need through changing market conditions. The same increase in metal prices that contributed to stronger physical margins also resulted in a $14.6 million charge related to hedging activities during the quarter. Of this amount, $9.8 million is unrealized and relates to open positions associated with metal we have not yet sold. This unrealized charge reflects the substantial increase in metal prices and the corresponding increase in the market value of inventory we expect to sell in future periods, providing an opportunity to realize the benefit of those higher values through future physical sales. Our disciplined approach to inventory and risk management, combined with continued investments in our operations, positions us to serve our customers, pursue growth opportunities and navigate fluctuations in our markets.”

FINANCIAL RESULTS

Sales volume reached approximately 219,500 tons during the quarter ended September 30, 2026 quarter (the “2026 quarter”), an increase of approximately 40,500 tons, or 23%, compared to the quarter ended September 30, 2025 (the “2025 quarter”). Approximately 31,000 tons of the increase was attributable to same-facility volume growth at the Company's existing operations, while the remaining increase resulted from Century Metals, which was acquired in August 2025. The higher sales volume, together with improved average selling prices, contributed to net earnings of approximately $15.6 million ($2.19 diluted earnings per share) on net sales of approximately $286.8 million, compared to net earnings of approximately $2.2 million ($0.32 diluted earnings per share) on net sales of approximately $152.4 million during the 2025 quarter. EBITDA increased to approximately $23.0 million for the 2026 quarter from approximately $4.7 million for the 2025 quarter.

The table below provides our unaudited statements of operations for the three- and six-month periods ended September 30, 2026 and 2025:

SUMMARY OF OPERATIONS (unaudited)

(In thousands, except for per share data)

	Three Months Ended September 30,		Six Months Ended September 30,
	2026	2025	2026	2025

Net Sales	$286,806	$152,383	$526,777	$287,160

Costs and expenses:
Cost of materials sold (excludes items shown separately below)	211,823	126,082	396,042	231,786
Processing and warehousing expense	14,231	9,064	27,658	18,392
Delivery expense	11,581	7,134	20,966	13,534
Selling, general and administrative expense	11,540	6,287	22,377	11,742
Depreciation and amortization	1,057	937	2,126	1,784

Earnings from operations	36,574	2,879	57,608	9,922

Gain (loss) on economic hedges of risk	(14,645)	851	(17,401)	1,127
Interest expense	(1,302)	(754)	(2,526)	(1,432)
Other income (expense)	10	1	(67)	5

Earnings before income taxes	20,637	2,977	37,614	9,622

Income tax expense	5,023	737	9,216	2,354

Net earnings	$15,614	$2,240	$28,398	$7,268

Net earnings per share:
Basic	$2.19	$0.32	$3.96	$1.03
Diluted	$2.19	$0.32	$3.96	$1.03

The table below provides summarized unaudited balance sheets as of September 30, 2026 and March 31, 2026:

SUMMARIZED BALANCE SHEETS (unaudited)

(In thousands)

	September 30, 2026	March 31, 2026
ASSETS:
Current Assets	$340,882	$257,039
Noncurrent Assets	84,657	79,771
Total Assets	$425,539	$336,810

LIABILITIES AND STOCKHOLDERS' EQUITY:
Current Liabilities	$127,382	$76,149
Noncurrent Liabilities	118,075	109,167
Total Liabilities	245,457	185,316

Total Stockholders' Equity	180,082	151,494

Total Liabilities and Stockholders' Equity	$425,539	$336,810

FLAT-ROLL SEGMENT OPERATIONS

Flat-roll segment sales for the 2026 quarter totaled approximately $266.6 million, compared to approximately $143.3 million for the 2025 quarter.

Sales volume for the 2026 quarter consisted of approximately 185,500 tons from inventory and another 20,000 tons of toll processing, compared to approximately 147,000 tons from inventory and 24,500 tons of toll processing in the 2025 quarter. The increase in sales volume was driven by stronger customer demand, successful commercial initiatives to improve capacity utilization and the acquisition of Century.

The average selling price for inventory tons sold during the 2026 quarter was approximately $1,430 per ton, compared to approximately $963 per ton during the 2025 quarter. The combination of higher sales volumes, improved average selling prices, and expanded gross margins drove operating earnings to approximately $40.7 million for the 2026 quarter, compared to approximately $5.7 million for the 2025 quarter.

TUBULAR SEGMENT OPERATIONS

Tubular segment sales for the 2026 quarter totaled approximately $20.2 million, compared to approximately $9.0 million for the 2025 quarter.

Tons sold during the 2026 quarter totaled approximately 14,000 tons, compared to approximately 7,500 tons during the 2025 quarter. The average selling price was approximately $1,454 per ton during the 2026 quarter, compared to approximately $1,185 per ton during the 2025 quarter. Increased sales volume and higher average selling prices contributed to improved operating earnings during the quarter. The tubular segment recorded earnings from operations of approximately $2.3 million for the 2026 quarter, compared to approximately $0.9 million for the 2025 quarter.

OUTLOOK

The Company expects third quarter sales volume consistent with seasonal trends and anticipates sequential improvement in sales margins driven by increases in average selling prices during the third quarter.

“We enter the third quarter from a position of strength,” Taylor said. “Following record second-quarter sales volume, we anticipate normal third-quarter seasonality. At the same time, we expect higher selling prices to support continued improvement in physical margins. Our inventory remains well positioned to meet customer demand, supported by our disciplined approach to managing metal price risk. With an expanded operating platform, continued operational improvements, commercial discipline and a strong balance sheet, Friedman is well positioned to build on our momentum and deliver long-term value for our customers, employees and shareholders.”

ABOUT FRIEDMAN INDUSTRIES

Friedman Industries, Incorporated (“the Company”), headquartered in Longview, Texas, is a diversified metals processing and pipe manufacturing company operating through two segments: flat-roll products and tubular products.

The flat-roll products segment includes processing facilities in Hickman, Arkansas; Decatur, Alabama; Miami, Florida; East Chicago, Indiana; Granite City, Illinois; and Sinton, Texas, as well as a distribution facility in Orlando, Florida. The Florida locations operate through the Company’s Century Metals & Supplies subsidiary, while all other locations operate under the Friedman Industries name. The segment processes carbon steel, stainless steel, and aluminum flat-rolled products using temper mills, stretcher and corrective leveling cut-to-length lines, slitting equipment, and fiber laser cutting capabilities.

The tubular products segment operates in Lone Star, Texas, where the Company manufactures electric resistance welded (ERW) pipe and distributes pipe through its Friedman Tubular division. The segment’s pipe mills are licensed by the American Petroleum Institute (API) to manufacture line pipe and oil country tubular goods (OCTG) and also produce pipe to other recognized ASTM specifications.

For more information, visit www.friedmanindustries.com.

NON-GAAP FINANCIAL MEASURES

The Company uses the non-GAAP (Generally Accepted Accounting Principles) financial measure of EBITDA in this news release. We define EBITDA as net earnings plus the following items: interest expense; provision for income tax; depreciation; and amortization. The Company presents EBITDA because it considers the measure as an important supplemental financial measure which provides additional insight for investors evaluating the Company’s financial and operational performance. The table below provides a reconciliation of net earnings to EBITDA for the periods discussed in this news release:

Reconciliation of EBITDA

(In thousands)

	Three months ended September 30,		Six months ended September 30,
	2026	2025	2026	2025
Net earnings	15,614	2,240	28,398	7,268
Interest expense	1,302	754	2,526	1,432
Provision for income taxes	5,023	737	9,216	2,354
Depreciation and amortization	1,057	937	2,126	1,784
EBITDA	22,996	4,668	42,266	12,838

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, and such statements involve risk and uncertainty. Forward-looking statements include those preceded by, followed by or including the words “will,” “expect,” “intended,” “anticipated,” “believe,” “project,” “forecast,” “propose,” “plan,” “estimate,” “enable,” and similar expressions, including, for example, statements about our business strategy, our industry, our future profitability, growth in the industry sectors we serve, our expectations, beliefs, plans, strategies, objectives, prospects and assumptions, future production capacity and product quality.  These forward-looking statements may include, but are not limited to, everything under the header “Outlook” above, including sales volumes, margins, hedging results, and potential price increases, expectations as to financial results during the Company’s upcoming fiscal quarters, future changes in the Company’s financial condition or results of operations, future production capacity, product quality and proposed expansion plans. Forward-looking statements may be made by management orally or in writing including, but not limited to, this news release.

Forward-looking statements are not guarantees of future performance. These statements are based on management’s expectations that involve a number of business risks and uncertainties, any of which could cause actual results to differ materially from those expressed in or implied by the forward-looking statements. Although forward-looking statements reflect our current beliefs, reliance should not be placed on forward-looking statements because they involve known and unknown risks, uncertainties and other factors, which may cause our actual results, performance or achievements to differ materially from anticipated future results, performance or achievements expressed or implied by such forward-looking statements.

Actual results and trends in the future may differ materially depending on a variety of factors including, but not limited to, changes in the demand for and prices of the Company’s products, changes in government policy regarding steel, changes in the demand for steel and steel products in general and the Company’s success in executing its internal operating plans, changes in and availability of raw materials, our ability to satisfy our take or pay obligations under certain supply agreements, unplanned shutdowns of our production facilities due to equipment failures or other issues, increased competition from alternative materials and risks concerning innovation, new technologies, products and increasing customer requirements. Accordingly, undue reliance should not be placed on our forward-looking statements. Such risks and uncertainty are also addressed in our Management’s Discussion and Analysis of Financial Condition and Results of Operations and other sections of the Company’s filings with the U.S. Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including the Company’s Annual Report on Form 10-K and its other Quarterly Reports on Form 10-Q. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise, except to the extent law requires.

For further information, please refer to the Company's Form 10-Q as filed with the SEC on November 5, 2026 or contact Alex LaRue, Chief Financial Officer – Secretary and Treasurer, at (903)758-3431.